TODD SHIPYARDS CORPORATION ANNOUNCES U.S. COAST GUARD EXERCISE OF OPTION ON OVERHAUL OF USCGC HEALY (WAGB-20)

Total Pages – 1	CONTACT: HILARY PICKEREL
SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON…January 20, 2011…Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a $4,883,691 modification to previously awarded contract HSCG85-11-C-P45631 in support of repairs and alterations being performed during the dockside maintenance availability of the icebreaker USCGC Healy (WAGB-20). The contract modification provides for the alteration and repair of ship’s systems, engines and shipboard equipment. The work will be accomplished at the Coast Guard Base, Integrated Support Command, located at Pier 36 in Seattle, beginning immediately and is expected to be complete in April 2011.

The dockside availability of the USCGC Healy is being performed pursuant to the Company’s five-year Multi-Year Multi-Option contract with the Coast Guard for the overhaul and continued maintenance of the Healy Class Icebreaker stationed at Seattle, Washington. The Firm Fixed-Price supply contract was awarded to Todd Pacific in November 2010 and this option award represents the first availability of the contract.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.